EXHIBIT 3.2

                           CERTIFICATE OF DESIGNATION
                       TO THE CERTIFICATE OF INCORPORATION
                                       OF
                                SURGILIGHT, INC.

     SurgiLight, Inc., a corporation existing under the laws of the State of Delaware, pursuant to Section 151 of the Delaware General Corporation Act, hereby amends it Articles of Incorporation as follows:

     1. Article IV of the Articles of Incorporation is hereby amended to add a new paragraph 4 to read as follows:

          4. Series A Convertible Preferred Stock. The corporation hereby designates 3,000,000 shares of its authorized but unissued Preferred Stock as Series A Convertible Preferred Stock ("Series A Preferred Stock"), which Series A Preferred Stock shall have the following terms, preferences, limitations and relative rights:

               (a) Voting. The Series A Preferred Stock shall be nonvoting, and the holders thereof shall not be entitled to vote on any issue coming before the shareholders of the corporation.

               (b) Dividends. Each holder of record of shares of Series A Preferred Stock shall be entitled to share pro rata in such dividends and other distributions as the Board of Directors may declare from time to time out of funds legally available therefore. Dividends declared on Series A Preferred Stock shall not be paid in preference to any dividends on Common Stock.

               (c) Conversion.

                   (i) Conversion by Holder. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after July 1, 2002 and continuing through 5:00 p.m., eastern standard time on November 30, 2003, at the office of the corporation or any transfer agent for such stock, into shares of the corporation's Common Stock at the conversion rate set forth in subsection 4(c)(iii) below ("Conversion Rate"). All declared but unpaid dividends on each share of Series A Preferred Stock at the time of conversion shall, at the option of the holder thereof, be paid in full in cash on the conversion date. Before any holder of shares of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to this subparagraph 4(c), such holder shall surrender the certificate or certificates representing such shares thereof, duly endorsed, at the office of the corporation or any transfer agent for such stock, and shall give written notice to the corporation at such office that he elects to convert the same. Such notice shall specify the effective date of the conversion that shall be no later than, and no earlier than five (5) days immediately preceding, the date of surrender of the certificate(s) for the Shares of Series A Preferred Stock to be converted ("Effective Date"). The corporation shall, as soon as practicable thereafter (but in no event later than five (5) days) and at its expense, issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which he shall be entitled. The person or persons

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     entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                    (ii) Automatic Conversion. Any share of Series A Preferred Stock that has not been converted by the holder of record thereof into shares of Common Stock on or before November 30, 2003 automatically shall be converted into shares of common stock on November 30, 2003 at the rate specified in subparagraph 4(c)(iii) below. The corporation shall mail notice of any such automatic conversion postage pre-paid, on or before December 31, 2003, at such holder's address as it shall appear on the books of the corporation. Such notice shall specify the conversion rate determined pursuant to subparagraph 4(c)(iii) below and shall state the number of shares of Common Stock into which such holder's shares if Series A Preferred Stock have been converted. Upon such automatic conversion, the Series A Preferred Stock shall be deemed no longer to be outstanding, the right to further dividends thereon shall cease and all rights with respect to such Series A Preferred Stock shall forthwith terminate, except for the right to the holders thereof to receive the shares of Common Stock reserved for exchange therewith upon such conversion. All of the procedures for exchange shall be equivalent to those for conversion as set forth in subparagraph 4(c)(i) above. If any holder of record of any such shares shall not have surrendered for conversion any certificate for his shares of Series A Preferred Stock for exchange with Common shares then, on and after November 30, 2003, notwithstanding that any certificate for Series A Preferred Stock so called for automatic conversion shall not have been surrendered for cancellation, the shares represented thereby shall be deemed no longer to be outstanding, the right to further dividends thereon shall cease, and all rights with respect to such Series A Preferred Stock shall forthwith terminate, except for the right to the holders thereof to receive the shares of Common Stock into which such shares of Series A Preferred Stock have been converted. Common shares shall be set aside in amounts sufficient to effect the exchange.

                    (iii) Conversion Rate. If conversion is effected at the option of the Holder pursuant to subparagraph (c)(i) above, then the number of shares of Common Stock issuable upon conversion of each share of Series A Preferred Stock into Common Stock of the corporation shall be equal to $1.50 divided by an amount equal to eighty-five percent (85%) of the average of the closing "bid" prices as quoted on the NASD Over-The-Counter Bulletin Board ("OTCBB") for the corporation's Common Stock for the ten (10) trading days immediately prior to the Effective Date of conversion. In the event of automatic conversion pursuant to subparagraph 4(c)(ii) above, the number of shares of Common Stock issuable upon conversion of each share of Series A Preferred Stock shall be equal to $1.50 divided by an amount equal to eighty-five percent (85%) of the average of the closing "bid" prices for the corporation's Common Stock as quoted on the NASD OTCBB for the ten (10) trading days immediately preceding November 30, 2003. Fractional shares shall be treated as set forth in subparagraph 4(c)(ix). The conversion rate shall be subject to adjustment as set forth in subparagraph 4(f).

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                    (iv) Adjustments for Reorganization,
     Reclassification, Exchange and Substitution. In case of any reorganization or any reclassification of the capital stock of the corporation, any consolidation or merger of the corporation with or into another corporation or corporations, or the conveyance of all or substantially all of the assets of the corporation to another corporation, the Conversion Rate for Series A Preferred Stock then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that Series A Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock or other securities or property equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of Series A Preferred Stock immediately before such event; and, in any such case, appropriate adjustment (as determined by the Board) shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the holders of Series A Preferred Stock, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of Series A Preferred Stock.

                    (v) No Impairment. The corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this subparagraph 4(c) and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series A Preferred Stock against impairment.

                    (vi) Notices of Record Date. In the event of any taking by the corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any security or right convertible into or entitling the holder thereof to receive Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the corporation shall mail to each holder of Series A Preferred Stock at least ten (10) days prior to the date specified therein a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right, and the amount and character of such dividend, distribution, security or right.

                    (vii) Issue Taxes. The corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred Stock pursuant hereto; provided, however, that the corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

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                    (viii) Reservation of Stock Issuable Upon
     Conversion or Exchange. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion or exchange of all then outstanding shares of Series A Preferred Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                    (ix) Fractional Shares. No fractional share shall be issued upon the conversion or exchange of any share or shares of Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of a holder's Series A Preferred Stock shall be aggregated for purposes of determining whether the conversion or exchange would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion or exchange would result in the issuance of a fraction of a share of Common Stock, the corporation shall, in lieu of issuing any fractional share, round each fractional share to the nearest whole share.

               (d) Notices. Any notice required by the provisions of Paragraph 4(c) to be given to the holders of shares of Series A Preferred Stock shall be deemed given upon confirmed transmission by facsimile or telecopy or upon deposit in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the corporation. Notwithstanding the foregoing, if a shareholder to whom notice is to be given has an address of record which is outside of the United States, then any notice to such shareholder under this paragraph 4(d) shall be deemed given upon confirmed transmission by facsimile or telecopy or ten (10) days after deposit in the United States mail, postage prepaid, and addressed to such holder at its address appearing on the books of the corporation.

               (e) Liquidation. The holders of record of shares of Series A Preferred Stock shall be entitled to receive, upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation, Two Dollars and Fifty Cents ($1.50) per share plus the amount of all dividends declared and unpaid with respect to the Series A Preferred Stock as of the date thereof ("Liquidation Amount"), prior to any distribution to the holders of Common Stock. If, in any such case, the assets of the corporation are insufficient to make such payments in full, then the available assets will be distributed among the holders of Series A Preferred Stock ratably in proportion to the full amount to which each such holder would have been entitled had the assets of the corporation been sufficient to make such payments in full. The holders of record of Series A Preferred Stock shall not be entitled to any distribution of assets remaining after payment in full of the Liquidation Amount.

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               (f) Registration Rights. The corporation shall use its
     best efforts to file with the Securities and Exchange Commission ("SEC") on or before September 1, 2001 one or more registration statements under the Securities Act of 1933, as amended (the "Act"), on Form SB-2 or such other form as is permitted for registration of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock ("Conversion Shares"). The corporation will give written notice by registered mail at least twenty (20) days prior to the filing of each such registration statement to each holder of record of the Series A Preferred Stock and holders of Conversion Shares issued due to conversion of the Series A Preferred Stock, of its intention to do so. Upon the written request of any holder of the Series A Preferred Stock and the holder of Conversion Shares given within ten (10) days after receipt of any such notice of its or their desire to include any such Conversion Shares in such proposed registration statement, the corporation shall afford such holders the opportunity to have any such Conversion Shares registered under such registration statement. The corporation agrees to use its best efforts to cause the above filing to become effective on or before July 1, 2002 and remain effective for no less than twelve (12) months. The registration rights described in this subparagraph (f) shall terminate at such time as the Conversion Shares are saleable in one or more transactions pursuant to Rule 144(k) of the Act.

     The corporation may require each selling holder to promptly furnish in writing to the corporation such information regarding the distribution of the Conversion Shares by such selling holder as the corporation may from time to time reasonably request and such other information as may be legally required in connection with such registration including, without limitation, an such information as may be requested by the SEC or the National Association of Security Dealers, Inc. The corporation may exclude from such registration any holder who fails to provide such information.

     2. The foregoing Certificate was adopted on May 17, 2001, by the unanimous written consent of the Board of Directors of the corporation pursuant to Section 141 of the Delaware General Corporation Law.

     3. Except as modified hereby, the Certificate of Incorporation of the corporation remains in full force and effect.

     Dated this 17th day of May, 2001.

                                            SURGILIGHT, INC.


                                            By:  /s/  J. T. Lin
                                               -------------------------------
                                                      J. T. Lin, President